EXHIBIT 99.1

As Seen On TV, Inc. and eDiets.com, Inc. Announce Closing of Merger

Merger Expected to Accelerate Growth of Meal Delivery Business

CLEARWATER, Fla., March 1, 2013 /PRNewswire/ -- As Seen On TV, Inc. (ASTV), a direct response marketing company, and eDiets.com, Inc., a provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced the closing of their merger effective February 28, 2013.

As previously disclosed, under the terms of the merger agreement, As Seen On TV issued 19,077,252 shares of its common stock in exchange for all of the issues and outstanding shares of eDiets.com common stock. eDiets.com has now become a 100% wholly-owned subsidiary of As Seen On TV. The transaction is expected to be tax free to eDiets' shareholders and is being done on a stock-for-stock basis. Shares of eDiets common stock, which previously traded under the symbol "DIET," will now cease trading.

Steve Rogai, CEO of As Seen On TV, Inc., stated, "We are pleased to announce the closing of the merger with eDiets and remain excited about the combined synergies of our two companies. There are tremendous combined savings and growth potential for both companies using our unique direct response and live shopping channel experience."

Kevin Richardson, Chairman of eDiets, stated, "We are excited about the combined growth opportunities of our two companies as we leverage each other's strengths."

Merger Highlights

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The merger enhances As Seen On TV's ability to achieve its strategic objective of becoming one of the top providers of direct response marketing;

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The merger will enable As Seen On TV to expand and diversify its product offering to its customers;

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The merger will enable opportunities for increased growth through the expansion of channels of distribution for existing products and services;

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Anticipated synergies from the merger, including operating a larger entity with greater critical mass of direct response marketing which could reduce the media buying pricing for the combined company and lower expenses due to an elimination in certain duplicate administrative costs (finance departments, legal, marketing and public company expenses);

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The merger will enable opportunities for increased growth through the ability to cross-sell existing products and services.

About As Seen On TV, Inc.
As Seen On TV, Inc. is a direct response marketing company and owner of AsSeenOnTV.com. We identify, develop and market consumer products for global distribution via TV, Internet and retail channels. As Seen On TV, Inc. was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.AsSeenOnTV.com and www.TVGoodsInc.com.

About eDiets.com, Inc.
eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets.com, Inc. features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com's unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers' specific goals of achieving a healthy lifestyle. For more information go to www.eDiets.com.

Forward-Looking Statements:
In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. This news release contains forward-looking statements about the Company including statements about the Company's expectations (i) regarding potential savings and growth resulting from the merger;(ii) regarding the ability of As Seen On TV to achieve its strategic objectives as a result of the merger; (iii) regarding the synergies anticipated to result from the merger; (iv) regarding the potential benefits to be derived from our association with CeeLo Green; and (v) regarding market demand for our products. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement,including, but not limited to: (i) our ability to integrate the operations of eDiets and As Seen On TV; (ii) our ability to realize potential savings, growth opportunities and synergies from the merger and (iii) that we will be able to obtain the additional financial support required in order to remain in business. With respect to all these statements, these factors include those risk factors set forth in filings by As Seen On TV and eDiets with the Securities and Exchange Commission, including As Seen On TV's annual report on Form 10-K for fiscal year ended March 31, 2012 and eDiets' annual report on Form 10-K for fiscal year ended December 31, 2011, together with both companies' quarterly reports on Form 10-Q.

Contact Information:
Jeff Ramson
ProActive Capital Group
641 Lexington Avenue, 6th Floor
New York, NY 10022
646-863-6341
www.proactivecapitalgroup.com